[Exhibit 99.1]

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                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com
                                                                    NEWS RELEASE



Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                 Sandra Curlander
                  720-888-2292                                      720-888-2501



                        Level 3 Completes ICG Acquisition

                 Level 3 Pays Total Consideration of 25,975,088
      Shares of Level 3 Common Stock and Approximately $45 Million in Cash

BROOMFIELD, Colo., May 31, 2006 -- Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it has completed its acquisition of all of the stock of ICG Communications, Inc., a privately held Colorado-based telecommunications company. Pursuant to the purchase agreement dated April 14, 2006, Level 3 paid total consideration of 25,975,088 unregistered shares of Level 3 common stock and approximately $45 million in cash.

Pursuant to the purchase agreement signed by Level 3 and ICG on April 14, 2006, Level 3's cash consideration at closing was increased from the previously announced amount of $36 million to reflect an improvement in ICG's working capital, and is subject to adjustment based on the subsequent calculation of actual closing date working capital.

"We are pleased to have completed the transaction, which gives Level 3 the opportunity to further expand our footprint into areas where we see demand for our services," said Kevin O'Hara, president and chief operating officer of Level
3. "ICG's business model fits nicely with the expansion of our metropolitan services offerings."

ICG primarily provides transport, IP and voice services to wireline and wireless carriers, Internet service providers and enterprise customers. ICG's network has over 2,000 metro and regional fiber miles in Colorado and Ohio and includes approximately 500 points of presence. ICG serves more than 1,600 customers.

Pursuant to the agreement, Level 3 did not acquire ICG's investments in New Global Telecom or Mpower Holding Corporation. As a result of the transaction, ICG is a wholly owned subsidiary of Level 3.

About Level 3 Communications
Level 3 (Nasdaq: LVLT), an international communications and information services company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

Level 3 offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery and advertising distribution solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


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